EXHIBIT 10.21

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (“Agreement”) is entered into between David H. Weiser (“you”) and Department 56, Inc. (the “Company”). Your employment with the Company will end effective January 1, 2005, as further described below. The Company will provide you with certain benefits in consideration of your signing this Agreement; however, your decision whether to sign this Agreement will not affect the end of your employment with the Company.

        You and the Company agree as follows:

        1.   Separation from Employment.   Effective November 5, 2004, (the “Position Elimination Date”), your present capacity as an officer and/or director of the Company and its subsidiaries will terminate and your role with the Company will convert to the employee position of Senior Advisor (as defined Section 2(d) below). Your employment as Senior Advisor will continue from the Position Elimination Date until January 1, 2005, (the “Employment Termination Date”) at the same rate of pay and benefits as in effect immediately prior to the Position Elimination Date, except that you shall no longer continue to accrue any paid time off and all your indoor parking privileges shall cease. Effective as of the Employment Termination Date, your employment with the Company will fully end. Except as provided in this Agreement, all other benefits and privileges of employment will cease as of the Employment Termination Date. You agree to continue working for the Company in your present capacity supporting any transitional efforts that the Company may request, exercising your best efforts, through the Position Elimination Date and thereafter working in the capacity of a Senior Advisor (as defined Section 2(d) below), and you acknowledge that certain benefits provided for in this Agreement are contingent upon your willingness to do so.

        2.   Payments and Benefits.   In consideration of your signing this Agreement, the Company will provide the following payments and benefits to you:

(a) The Company will provide you base salary continuation from January 2, 2005, through November 5, 2005, (the “Severance Period”) as severance pay, subject to all required deductions, withholdings, and tax reporting requirements. Payment will be made to you during this Severance Period according to the Company’s normal payroll schedule beginning on the first payroll period following the Employment Termination Date, provided that you do not revoke or rescind this Agreement.

(b) During the Severance Period, you will have the option of continuing to receive the same or substantially similar following benefits, to the extent such are currently available to you as an employee of the Company and to the extent permitted by law and the governing plan documents: Group Medical Plan; Group Dental Plan; Group Vision Plan; Healthcare Reimbursement Plan; Dependent Care Reimbursement Plan; Group Life Insurance; Group AD&D Insurance; Long-Term Disability Income Individual and Group Policies; and Professional Dues, License and Required Continuing Professional Education Fees (capped at three thousand dollars ($3,000.00)). At the Company’s option, such benefits may be provided either by continuing you in the

Company’s existing benefit plans and programs; by establishing a separate benefit plan or program or by obtaining separate insurance coverage; or by reimbursing you for the cost of securing the equivalent benefit for yourself. In any event, you shall be required to pay an amount equal to any contribution you would have had to make to receive the same or substantially similar benefit as an employee of the Company and you shall be responsible for any individual tax consequences relating to the continuation of these benefits.

(i) In order to receive continuation of medical, dental, and vision benefits, you will be required to elect COBRA coverage (a COBRA notice will be provided to you) and pay each month, by check made out to the Company, an amount equal to the employee contribution you currently pay for such coverage. The remainder of the COBRA premium will be paid on your behalf by the Company and this amount shall be imputed as income to you.

(ii) Your Long Term Disability Income Group Insurance will be converted by the Company into a trust, with a maximum monthly trust benefit payable to you of three thousand six hundred ninety dollars ($3,690.00).

(c) In addition to the already vested portion of any incentive pay or stock options, you currently hold three thousand two hundred fifty (3,250) shares of restricted stock scheduled to vest over various dates and three thousand six hundred sixty three (3,663) unvested stock options scheduled to vest on December 31, 2004. Through the end of the Severance Period, these shares and stock options will continue to vest according to the schedule established in the original grant, with any unvested portion remaining at the end of the Severance Period fully vesting at that time. All vested stock options must be exercised by the earlier of the expiration date in the original stock option grant or twelve (12) months from the end of the Severance Period; otherwise, such stock options shall be deemed to have expired.

(d) As noted above, your role will convert to Senior Advisor as of the Position Elimination Date and your employment will continue in that new, non-officer and/or director capacity until the Employment Termination Date. As a Senior Advisor, you agree to discuss matters of Company business on an “as needed” basis, upon reasonable notice and at the direction of the CEO. Your status as an employee of the Company in the position of Senior Advisor through the Employment Termination Date will qualify you for the full year 2004 annual cash incentive bonus at your current 40% target bonus opportunity and for your full year 2004 profit-sharing, in each case payment to be made to the same extent and in the same manner as generally applied to officers of the Company for 2004.

(e) The Company will pay out any accrued paid time off that remains unused as of the Position Elimination Date, up to two (2) weeks. Please note, however, that your receipt of severance pay and other benefits is contingent upon your willingness to work in your present capacity up through the Position Elimination Date and as Senior Advisor (as defined Section 2(d)) thereafter up through the Employment Termination Date, and you may not satisfy this condition by using accrued paid time off in lieu of actually working, unless the Company expressly consents.

(f) The Company will offer you outplacement services commensurate with your position and experience through the end of the Severance Period or until you find new employment, whichever comes first.

        You acknowledge that you are not entitled to the payments and benefits set forth in subsections (a) through (f) above unless you sign this Agreement and do not revoke or rescind in accordance with Section 5 and that you remain willing to work for the Company in your present capacity up through the Position Elimination Date and as Senior Advisor (as defined Section 2(d)) thereafter up through the Employment Termination Date, or such other time as you and the Company may mutually determine.

        3.   Releases.   In consideration for the payments and benefits specified in Section 2, you fully release and discharge from all legal claims, complaints, causes of action, charges, or demands arising out of or relating to your employment or termination of employment with the Company (“Legal Claims”): the Company, its related and/or affiliated companies, and all of the respective predecessors, successors, affiliates, assigns, officers, shareholders, board members, directors, employees, agents, contractors, counsel, and insurers of the Company and its related and/or affiliated companies.

(a) You understand that by releasing all of your Legal Claims against these entities and persons, you are releasing all of your rights to bring any Legal Claims against them based on any actions, decisions, or events occurring through the date of your signing of this Agreement, including the terms and conditions of your employment and your separation from employment.

(b) You understand that you are releasing, and do hereby release, any Legal Claims for damages, whether brought by you or on your behalf by any other party, governmental or otherwise, and agree not to institute any Legal Claims for damages via administrative or legal proceedings against the Company. You also waive and release any and all rights to money damages or other legal relief awarded by any governmental agency related to any Legal Claims brought against the Company.

(c) You understand that you are giving up any and all Legal Claims, whether now known or unknown, asserted or unasserted, direct or indirect, which you have or may have by reason of any matter, fact, or thing occurring up through the date of your signing this Agreement, including any Legal Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Federal Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Minnesota Fair Labor Standards Act, Minn. Stat. § 177.21 et seq.,

Minn. Stat. §181.81, Minn. Stat. § 176.82, as well as any other federal, state, or local statute, regulation, or ordinance.

(d) You understand that you are giving up all other Legal Claims under any other theory, whether legal or equitable, including those grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise; breach of manuals or other policies, assault, battery, fraud, false imprisonment, invasion of privacy; intentional or negligent misrepresentation, defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, failure to pay wages, bonuses, or other forms of compensation, and any and all attempts to recover attorneys fees.

        Notwithstanding anything in this Section 3 to the contrary, you do not release the Company of any of its obligations or any of your claims or demands: (1) under any of the Company’s applicable insurance policies or any applicable indemnification agreement or law with respect to suits, demands, proceedings or other claims arising out of events, occurrences, or conduct in connection with your conduct as officer, director, or employee of the Company or any of its subsidiaries, so long as, with respect to the events, occurrences, or conduct which gives rise to any such suit, demand, proceeding or other claim, you acted in good faith in the reasonable belief that your acts or omissions were in (or not opposed to) the best interest of the Company; (2) under this Agreement or any of the stock option or restricted stock agreements (as may have been modified by this Agreement) to which you are a party; and (3) under any employee pension benefit plan or employee welfare benefit plan, which rights shall be governed by the terms of any such plans maintained by the Company. To the extent any of the agreements specifically referenced in the preceding sentence, by their own terms, survive the termination of your employment, their duration shall not be affected by the termination of your employment or this Agreement, except that any non-compete, non-solicitation, non-disclosure, or similar covenant contained in any such agreement shall be superseded and replaced by the provisions of Section 10 of this Agreement. You represent that you are not presently asserting nor are you aware of the existence of, based on information reasonably available to you, any of the claims or demands enumerated (1) – (3) in this paragraph.

        In consideration of your foregoing release of the Company, the sufficiency of which is expressly acknowledged, the Company hereby releases you from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs expenses, and attorneys’ fees, which the Company or its successors or assigns may have against you, provided, however, that the Company’s release of you shall not extend to, and the Company expressly does not release, any liability for damages, claims, and demands, whether known or unknown, which the Company or its successors or assigns may have against you relating in any way to any conduct by you prior to your termination of employment: (1) that results in your conviction of, or plea of nolo contendere to, any felony which materially or adversely impacted or impacts the Company’s financial condition or reputation; (2) that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacted or impacts the Company’s financial condition or reputation;

or (3) that would be a breach by you of this Agreement. You represent, however, that you are not aware of the existence of any facts, based on information reasonably available to you, that would support a claim against you by the Company for any of the enumerated reasons (1) – (3) in this paragraph.

        By signing this Agreement, you hereby acknowledge the sufficiency of the payments and benefits provided to you (including, without limitation, the Company’s release of you set forth above) in exchange for your release.

        4.   Acceptance Period.   You acknowledge that you have been advised that the terms of this Agreement are open for acceptance by you for a period of twenty-one (21) days, during which period you may consider whether or not to accept this Agreement, and that the negotiations over the form of this Agreement are part of and do not restart this twenty-one (21) day period. You may decide to accept this Agreement at any time during this period; however, you are asked not to sign this Agreement prior to the Position Elimination Date, in order to make the release effective through the last day of employment in your present capacity with the Company. You also understand and agree that you will be asked to sign a similar release effective through the Employment Termination Date.

        5.   Right to Revoke.   You may rescind this Agreement as far as it extends to claims or potential claims under the Minnesota Human Rights Act by delivering to the addressee below a notice of your intent do so within fifteen (15) calendar days following your signing of this Agreement. You further are entitled to revoke this Agreement insofar as it extends to claims or potential claims under the Age Discrimination in Employment Act by delivering a notice of your intent to revoke this release within seven (7) calendar days following your signing of it to:

Timothy J. Schugel Chief Financial Officer Department 56, Inc. 6436 City West Parkway Eden Prairie, MN 55344

(a) To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such fifteen (15) or seven (7) day time period. You acknowledge and understand that the time periods described above shall run concurrently, that the day on which you sign this Agreement shall count as the first day of both the fifteen (15) and seven (7) day time periods, and that no allowance will be made should the last day of the time period fall on a weekend or holiday.

(b) This Agreement will not become effective until the rescission and revocation periods have expired, and no payment shall be made to you until at least the first business day following the expiration of the fifteen (15) day rescission period. In the event that you provide a timely notice of your intent to rescind or revoke this Agreement, the Company may, at its option, declare the entire Agreement null and void, in which case neither you nor the Company shall have any rights or obligations under this Agreement.

        6.   Return of Company Property.   You agree that you will deliver to the Company within one business day of the Position Elimination Date, all Company equipment, including all computers, telephone calling cards, keys, cellular telephones, pagers, records, manuals, books, blank forms, documents (including all letters, memoranda, notes, notebooks, and reports) and other data, and all copies thereof, and all other tangible Company property, which are in your possession or under your control as of the Position Elimination Date. Any such Company property that comes into your possession or control during your work as a Senior Advisor or was not returned by you to the Company within one day of the Position Elimination Date because it was necessary for your work as a Senior Advisor shall be returned to the Company within one business day of the Employment Termination Date. Notwithstanding the foregoing, the Company agrees that you may keep and use, and the Company shall make for you a CD-ROM copy of, your Microsoft Outlook “Contacts” file.

        7.   Passwords and Password-Protected Documents.   You agree that, prior to your signing this Agreement, that you have provided to the Company, all passwords in use by you at the time of the Position Elimination Date, a list of any documents that you created or of which you are otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents.

        8.   Non-Disparagement.   You agree not to disparage the Company, its products, services, employees or management. The Company agrees that, in response to any inquiry properly referred by you to the Company, it will describe your termination as a strategic cost saving measure in response to current business conditions.

        9.   Confidentiality.   You agree to keep the terms of this Agreement confidential. You agree not to disclose any information concerning this Agreement to any person, including any present or former employee of the Company. These confidentiality provisions are subject to the following exceptions: you may disclose this Agreement to your attorneys, accountants, tax advisors or spouse, in the course of legal proceedings involving the Company, or in response to a court order, subpoena or inquiry by a government agency.

        10.   Non-Competition, Non-Solicitation, and Non-Disclosure.   You acknowledge that in the course of your employment with the Company you have had access to confidential information and trade secrets relating to the business affairs, customers, and employees of the Company and/or related companies and entities. In consideration of the payments and benefits described in this Agreement, you therefore agree that:

(a) You will not, through the end of the Severance Period: (1) engage in competition with the Company by working, in a management-level or higher capacity, in the giftware business, whether for or on behalf of yourself or any other person or entity; (2) interfere with the Company’s relationships with any of its customers by soliciting giftware business from any such customers or otherwise; (3) interfere with the Company’s relationships with any of its vendors by soliciting giftware business or related products or services from any such vendors or otherwise; or (4) interfere with the Company’s relationships with any of its employees by soliciting any such employees for potential employment elsewhere, by encouraging any such employees to seek potential employment elsewhere, by participating in, providing information in connection with, recommending, or otherwise facilitating the hiring of any such employees for employment elsewhere, or otherwise.

(b) You will, during the Severance Period, notify the Company of any contemplated giftware business employment, giftware business affiliation, or other giftware business activity potentially competitive with the Company prior to you commencing such employment, business affiliation, or other business activity, so that the Company can, in its sole discretion, determine whether such employment, business affiliation, or other business activity would be permitted under this Section 10.

(c) You will not, at any time, disclose or use for any purpose any confidential, proprietary, or trade secret information of the Company, including information regarding current business or plans for future business, finances, marketing, employees, customers, vendors, and pricing, without the express written consent of the Company.

        The parties hereby agree that the provisions of this Section 10 shall supersede and replace any prior non-competition, non-solicitation, non-disclosure, or similar covenant between them.

        11.   No Admission.   This Agreement is not an admission by the Company that it has acted wrongfully toward you or anyone else, and shall not be interpreted as such.

        12.   No Assignment.   This Agreement is personal to you and may not be assigned by you. The payments and benefits to be provided to you shall be made to your estate in the event of your death prior to your receipt thereof.

        13.   Governing Law; Severability.   This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

        14.   Entire Agreement.   You agree that this Agreement (including any agreements specifically referenced in this Agreement) contains the entire agreement between you and the Company with respect to your employment and separation from employment and that there are no promises or understandings outside of this Agreement with respect to your employment or your separation from employment with the Company. Any modification of or addition to this Agreement must be in a writing signed by you and the Company.

        15.   Acknowledgment.   You hereby affirm and acknowledge that you have read this Agreement and the provisions of this Agreement are written in language you understand. You further represent that you understand the release contained in this Agreement specifically refers to rights or claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such release does not extend to claims arising after the date of execution. You also represent that you are entering into this Agreement freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled. Finally, you acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this Agreement and to consult with an attorney before signing.

        The persons below have read the foregoing Agreement, agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences. IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.

/s/ David H. Weiser
Dated: November 9, 2004
David H. Weiser

Dated: November 9, 2004	DEPARTMENT 56, INC.

	By:	/s/ Susan E. Engel

	Its:	CEO